Agree Realty Corporation Reports Fourth Quarter And Full Year 2017 Results

BLOOMFIELD HILLS, Mich., Feb. 22, 2018 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") today announced results for the quarter and full year ended December 31, 2017. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Full Year 2017 Financial and Operating Highlights:

  Invested $393.7 million in 90 retail net lease properties
  Commenced seven development and Partner Capital Solutions ("PCS") projects
  Increased rental revenue 25.0% to $105.3 million
  Net Income per share attributable to the Company increased 5.9% to $2.08
  Net Income attributable to the Company increased 28.8% to $58.1 million
  Increased Funds from Operations ("FFO") per share 7.1% to $2.72
  Increased FFO 28.9% to $76.3 million
  Increased Adjusted Funds from Operations ("AFFO") per share 7.8% to $2.70
  Increased AFFO 29.7% to $75.7 million
  Declared dividends of $2.025 per share, an increase of 5.5% over the dividends per share declared in 2016
  Raised $229.1 million in gross proceeds from the issuance of 4.8 million common shares
  Sector-leading balance sheet at 4.3 times net debt to recurring EBITDA

Fourth Quarter 2017 Financial and Operating Highlights:

  Invested $113.6 million in 25 retail net lease properties
  Commenced two development and PCS projects
  Increased rental revenue 22.5% to $28.6 million
  Net Income per share attributable to the Company increased 10.6% to $0.55
  Net Income attributable to the Company increased 29.5% to $16.5 million
  Increased FFO per share 10.9% to $0.71
  Increased FFO 28.7% to $21.3 million
  Increased AFFO per share 11.4% to $0.70
  Increased AFFO 29.2% to $20.9 million
  Declared a quarterly dividend of $0.520 per share, a 5.1% increase over the dividend per share declared in the fourth quarter of 2016
  Raised $87.1 million in gross proceeds from the issuance of 1.8 million common shares

Financial Results

Total Rental Revenue

Total rental revenue, which includes minimum rents and percentage rents, for the three months ended December 31, 2017 increased 22.5% to $28.6 million, compared to total rental revenue of $23.3 million for the comparable period in 2016.

Total rental revenue for the year ended December 31, 2017 increased 25.0% to $105.3 million, compared to total rental revenue of $84.2 million for the comparable period in 2016.

Net Income

Net Income attributable to the Company for the three months ended December 31, 2017 increased 29.5% to $16.5 million, compared to $12.7 million for the comparable period in 2016. Net Income per share attributable to the Company for the three months ended December 31, 2017 increased 10.6% to $0.55, compared to $0.50 per share for the comparable period in 2016.

Net Income attributable to the Company for the year ended December 31, 2017 increased 28.8% to $58.1 million, compared to $45.1 million for the comparable period in 2016. Net Income per share attributable to the Company for the year ended December 31, 2017 increased 5.9% to $2.08, compared to $1.97 per share for the comparable period in 2016.

Funds from Operations

FFO for the three months ended December 31, 2017 increased 28.7% to $21.3 million, compared to FFO of $16.6 million for the comparable period in 2016. FFO per share for the three months ended December 31, 2017 increased 10.9% to $0.71, compared to FFO per share of $0.64 for the comparable period in 2016.

FFO for the year ended December 31, 2017 increased 28.9% to $76.3 million, compared to FFO of $59.2 million for the comparable period in 2016. FFO per share for the year ended December 31, 2017 increased 7.1% to $2.72, compared to FFO per share of $2.54 for the comparable period in 2016.

Adjusted Funds from Operations

AFFO for the three months ended December 31, 2017 increased 29.2% to $20.9 million, compared to AFFO of $16.2 million for the comparable period in 2016. AFFO per share for the three months ended December 31, 2017 increased 11.4% to $0.70, compared to AFFO per share of $0.63 for the comparable period in 2016.

AFFO for the year ended December 31, 2017 increased 29.7% to $75.7 million, compared to AFFO of $58.4 million for the comparable period in 2016. AFFO per share for the year ended December 31, 2017 increased 7.8% to $2.70, compared to AFFO per share of $2.51 for the comparable period in 2016.

Dividend

The Company paid a cash dividend of $0.520 per share on January 3, 2018 to stockholders of record on December 20, 2017, a 5.1% increase over the $0.495 quarterly dividend declared in the fourth quarter of 2016. The quarterly dividend represents payout ratios of approximately 73.1% of FFO per share and 74.5% of AFFO per share, respectively.

For the year ended December 31, 2017, the Company declared dividends of $2.025 per share, a 5.5% increase over the dividends of $1.92 per share declared in 2016. The annual dividend represents payout ratios of approximately 74.5% of FFO per share and 75.0% of AFFO per share, respectively.

CEO Comments

"We are extremely pleased with our performance in 2017 as we continued to execute across all phases of our business, further strengthening our portfolio with a number of industry-leading tenants," said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. "Our differentiated investment strategy and fortified balance sheet position us to continue delivering strong results in the upcoming year."

Portfolio Update

As of December 31, 2017, the Company's portfolio consisted of 436 properties located in 43 states and totaled 8.7 million square feet of gross leasable space. Properties ground leased to tenants accounted for 7.9% of annualized base rents.

The portfolio was approximately 99.7% leased, had a weighted-average remaining lease term of approximately 10.2 years, and generated approximately 43.9% of annualized base rents from investment grade retail tenants.

The following table provides a summary of the Company's portfolio as of December 31, 2017:

Property Type	Number of Properties	Annualized Base Rent(1)	Percent of Annualized Base Rent	Percent Investment Grade(2)	Weighted Average Lease Term

Retail Net Lease	392	$108,066	90.6%	40.6%	10.2 yrs
Retail Net Lease Ground Leases	41	9,403	7.9%	84.8%	11.9 yrs
Total Retail Net Lease	433	$117,469	98.5%	44.2%	10.3 yrs
Total Portfolio	436	$119,209	100.0%	43.9%	10.2 yrs

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of December 31, 2017.
(2)

Reflects tenants, or parent entities thereof, with investment grade credit ratings from S&P Global Ratings, Moody's Investor Service, Fitch Ratings or the National Association of Insurance Commissioners.

Acquisitions

Total acquisition volume for the fourth quarter of 2017 was approximately $98.1 million and included 18 assets net leased to notable retailers operating in the off-price retail, convenience stores, auto parts, tire and auto service, health and fitness, and crafts and novelty sectors. The properties are located in 14 states and leased to tenants operating in 10 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.1% and had a weighted-average remaining lease term of approximately 8.8 years.

For the year ended December 31, 2017, total acquisition volume was approximately $336.9 million and included 79 high-quality retail net lease assets. The properties are in 27 states and leased to 49 diverse tenants who operate in 22 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.4% and had a weighted-average remaining lease term of approximately 11.1 years.

Dispositions

During the fourth quarter, the Company sold eight properties for gross proceeds of approximately $15.4 million. The dispositions were completed at a weighted-average capitalization rate of 6.2%. For the year ended December 31, 2017, the Company sold 15 assets for total gross proceeds of $45.8 million. The dispositions were completed at a weighted-average capitalization rate of 6.9%.

Development and Partner Capital Solutions

The Company commenced two new development and PCS projects during the fourth quarter, with total anticipated costs of approximately $5.5 million. The projects consist of the Company's third and fourth development projects with Mister Car Wash, located in Orlando and Tavares, Florida.

Construction continued during the fourth quarter on five projects with total anticipated costs of approximately $35.8 million. The projects include the Company's first project with Art Van Furniture in Canton, Michigan; the Company's first two development projects with Mister Car Wash; one Burger King development in North Ridgeville, Ohio; and the Company's third project with Camping World in Grand Rapids, Michigan.

For the year ended December 31, 2017, the Company had 11 development or PCS projects completed or under construction. Anticipated total costs are approximately $62.7 million and include the following completed or commenced projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status

Camping World	Tyler, TX	Build-to-Suit	20 Years	Q1 2017	Completed
Burger King(1)	Heber, UT	Build-to-Suit	20 Years	Q1 2017	Completed
Camping World	Georgetown, KY	Build-to-Suit	20 Years	Q2 2017	Completed
Orchard Supply	Boynton Beach, FL	Build-to-Suit	15 Years	Q3 2017	Completed
Mister Car Wash	Urbandale, IA	Build-to-Suit	20 years	Q1 2018	Under Construction
Mister Car Wash	Bernalillo, NM	Build-to-Suit	20 years	Q1 2018	Under Construction
Art Van Furniture	Canton, MI	Build-to-Suit	20 years	Q1 2018	Under Construction
Burger King(2)	North Ridgeville, OH	Build-to-Suit	20 years	Q1 2018	Under Construction
Camping World	Grand Rapids, MI	Build-to-Suit	20 years	Q2 2018	Under Construction
Mister Car Wash	Orlando, FL	Build-to-Suit	20 years	Q3 2018	Under Construction
Mister Car Wash	Tavares, FL	Build-to-Suit	20 years	Q3 2018	Under Construction

(1)	Franchise restaurant operated by Meridian Restaurants Unlimited, LC.
(2)	Franchise restaurant operated by TOMS King, LLC.

Leasing Activity and Expirations

During the fourth quarter, the Company executed new leases, extensions or options on approximately 203,000 square feet of gross leasable area throughout the existing portfolio. For the year ended December 31, 2017, the Company executed new leases, extensions or options on approximately 683,000 square feet of gross leasable area throughout the existing portfolio.

At year end, the Company's 2018 lease maturities represented less than 1.0% of annualized base rent. The following table presents contractual lease expirations within the Company's portfolio as of December 31, 2017, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent(1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area

2018	9	1,130	0.9%	255	2.9%
2019	12	2,681	2.2%	138	1.6%
2020	18	3,206	2.7%	237	2.7%
2021	29	5,905	5.0%	375	4.3%
2022	24	4,284	3.6%	394	4.6%
2023	39	6,804	5.7%	659	7.6%
2024	38	11,037	9.3%	1,069	12.3%
2025	38	8,915	7.5%	626	7.2%
2026	47	7,155	6.0%	682	7.9%
2027	38	9,716	8.2%	814	9.4%
Thereafter	206	58,376	48.9%	3,414	39.5%
Total Portfolio	498	$119,209	100.0%	8,663	100.0%

Annualized base rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of December 31, 2017.

Top Tenants

The Company added TJX Companies, AutoZone, Dave & Buster's, PetSmart and Michaels to its top tenants in 2017. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company's total annualized base rent as of December 31, 2017:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent

Walgreens	$9,215	7.7%
Walmart	4,224	3.5%
LA Fitness	4,224	3.5%
Lowe's	4,215	3.5%
TJX Companies	3,652	3.1%
CVS	3,004	2.5%
Wawa	2,664	2.2%
Mister Car Wash	2,580	2.2%
Smart & Final	2,475	2.1%
Dollar General	2,415	2.0%
PetSmart	2,234	1.9%
Tractor Supply	2,179	1.8%
Hobby Lobby	2,176	1.8%
Michaels	2,072	1.7%
Dave & Buster's	2,058	1.7%
Academy Sports	1,982	1.7%
Dollar Tree	1,939	1.6%
AutoZone	1,909	1.6%
Rite Aid	1,886	1.6%
Other(2)	62,106	52.3%
Total Portfolio	$119,209	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of December 31, 2017.
(2)	Includes tenants generating less than 1.5% of annualized base rent.

Retail Sectors

The following table presents annualized base rents for the Company's top retail sectors that represent 2.5% or greater of the Company's total annualized base rent as of December 31, 2017:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent

Pharmacy	$14,694	12.3%
Grocery Stores	9,136	7.7%
Health & Fitness	6,938	5.8%
Tire & Auto Service	6,534	5.5%
Off-Price Retail	6,405	5.4%
Restaurants - Quick Service	6,120	5.1%
Home Improvement	5,551	4.7%
Convenience Stores	5,298	4.4%
General Merchandise	4,643	3.9%
Crafts and Novelties	4,539	3.8%
Auto Parts	4,370	3.7%
Specialty Retail	4,261	3.6%
Warehouse Clubs	3,749	3.1%
Farm and Rural Supply	3,361	2.8%
Sporting Goods	3,171	2.7%
Dollar Stores	3,145	2.6%
Home Furnishings	3,120	2.6%
Health Services	3,066	2.6%
Other(2)	21,108	17.7%
Total Portfolio	$119,209	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of December 31, 2017.
(2)	Includes sectors generating less than 2.5% of annualized base rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company's total annualized base rent as of December 31, 2017:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent

Michigan	$14,394	12.1%
Texas	10,112	8.5%
Florida	8,839	7.4%
Illinois	8,190	6.9%
Ohio	6,816	5.7%
Pennsylvania	4,646	3.9%
New Jersey	4,352	3.7%
Louisiana	3,853	3.2%
California	3,697	3.1%
Kentucky	3,640	3.1%
Missouri	3,387	2.8%
Mississippi	3,283	2.8%
Wisconsin	3,258	2.7%
Other(2)	40,742	34.1%
Total Portfolio	$119,209	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of December 31, 2017.
(2)	Includes states generating less than 2.5% of annualized base rent.

Capital Markets and Balance Sheet

Capital Markets

During 2017, the Company executed several capital markets transactions to fund strategic growth and maintain a fortified balance sheet:

  During the three months ended December 31, 2017, the Company issued 1,776,766 shares of common stock through its at-the-market equity program ("ATM program") at an average price of $49.03, realizing gross proceeds of $87.1 million. During the year ended December 31, 2017, the Company issued a total of 2,368,359 shares of common stock through its ATM program at an average price of approximately $49.17, for total gross proceeds of $116.5 million.
  In September 2017, the Company completed a private placement of $100.0 million principal amount of senior unsecured notes. The notes have a 12-year term, maturing on September 20, 2029, priced at a fixed interest rate of 4.19%. The all-in pricing represented 165 basis points above the 12-year interpolated U.S. Treasury yield curve at the time of pricing.
  In June 2017, the Company completed a follow-on public offering of 2,415,000 shares of common stock, which included the underwriters' full exercise of their option to purchase additional shares. Total net proceeds were approximately $108.0 million after deducting the underwriting discount and offering expenses.

Balance Sheet

As of December 31, 2017, the Company's net debt to recurring EBITDA was 4.3 times and its fixed charge coverage ratio was 4.2 times. The Company's total debt to total enterprise value was 24.5%. Total enterprise value is calculated as the sum of total debt and the market value of the Company's outstanding shares of common stock, assuming conversion of operating partnership units into common stock.

For the three and twelve months ended December 31, 2017, the Company's fully diluted weighted-average shares outstanding were 29.6 million and 27.7 million, respectively. The basic weighted-average shares outstanding for the three and twelve months ended December 31, 2017 were 29.5 million and 27.6 million, respectively.

For the three and twelve months ended December 31, 2017, the Company's fully diluted weighted-average shares and units outstanding were 30.0 million and 28.0 million, respectively. The basic weighted-average shares and units outstanding for the three and twelve months ended December 31, 2017 were 29.9 million and 28.0 million, respectively.

The Company's assets are held by, and its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of December 31, 2017, there were 347,619 operating partnership units outstanding and the Company held a 98.8% interest in the operating partnership.

2018 Investment Guidance

The Company's outlook for acquisition volume in 2018, which assumes continued growth in economic activity, moderate interest rate growth, positive business trends and other significant assumptions, is between $250 and $300 million of high-quality retail net lease properties. The Company's disposition guidance for 2018 is between $25 million and $50 million.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Friday, February 23, 2018 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company's website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Invest section of the website. A replay of the conference call webcast will be archived and available online through the Invest section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of December 31, 2017, the Company owned and operated a portfolio of 436 properties, located in 43 states and containing approximately 8.7 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC". For additional information, please visit www.agreerealty.com.

Forward-Looking Statements

This press release may contain certain "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," "forecast," "continue," "assume," "plan," references to "outlook" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and in subsequent quarterly reports. Except as required by law, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company's business and financial results, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Invest section of the Company's website at www.agreerealty.com.

All information in this press release is as of February 22, 2018. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company's expectations.

Agree Realty Corporation
Consolidated Balance Sheet
($ in thousands, except share and per-share data)

	December 31, 2017	December 31, 2016
Assets:
Real Estate Investments:
Land	$ 405,457	$ 309,687
Buildings	868,396	703,506
Accumulated depreciation	(85,239)	(69,696)
Property under development	25,402	6,764
Net real estate investments	1,214,016	950,261
Real estate held for sale, net	2,420	-
Cash and cash equivalents	50,807	33,395
Cash held in escrows	7,975	-
Accounts receivable - tenants, net of allowance of $296 and $50 for possible losses at December 31, 2017 and December 31, 2016, respectively	15,477	11,535
Credit facility finance costs, net of accumulated amortization of $433 and $1,262 at December 31, 2017 and December 31, 2016, respectively	1,174	1,552
Leasing costs, net of accumulated amortization of $814 and $677 at December 31, 2017 and December 31, 2016, respectively	1,583	1,227
Lease intangibles, net of accumulated amortization of $41,390 and $25,666 at December 31, 2017 and December 31, 2016, respectively	195,158	139,871
Interest rate swaps	1,592	1,409
Other assets	4,432	2,722
Total Assets	$ 1,494,634	$ 1,141,972

Liabilities:
Mortgage notes payable, net	$ 88,270	$ 69,067
Unsecured term loans, net	158,171	158,679
Senior unsecured notes, net	259,122	159,176
Unsecured revolving credit facility	14,000	14,000
Dividends and distributions payable	16,303	13,124
Deferred revenue	1,837	1,823
Accrued interest payable	3,412	2,210
Accounts payable and accrued expenses:
Capital expenditures	354	677
Operating	10,811	4,866
Lease intangibles, net of accumulated amortization of $11,357 and $7,079 at December 31, 2017 and December 31, 2016, respectively	30,350	30,047
Interest rate swaps	242	1,994
Deferred income taxes	475	705
Tenant deposits	97	94
Total Liabilities	$ 583,444	$ 456,462

Equity:
Common stock, $.0001 par value, 45,000,000 shares authorized, 31,004,9000 and 26,164,977 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	$ 3	$ 3
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized
Series A junior participating preferred stock, $.0001 par value, 200,000 authorized, no shares issued and outstanding	-	-
Additional paid-in capital	936,046	712,069
Dividends in excess of net income	(28,763)	(28,558)
Accumulated other comprehensive income (loss)	1,375	(536)
Equity - Agree Realty Corporation	$ 908,661	$ 682,978
Non-controlling interest	2,529	2,532
Total Equity	$ 911,190	$ 685,510
Total Liabilities and Equity	$ 1,494,634	$ 1,141,972

Agree Realty Corporation
Consolidated Statements of Operations and Comprehensive Income
($ in thousands, except share and per share-data)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Revenues	(Unaudited)	(Unaudited)
Minimum rents	$ 28,574	$ 23,349	$ 105,074	$ 84,031
Percentage rents	32	-	244	197
Operating cost reimbursement	2,736	1,899	10,752	7,267
Other	186	50	485	32
Total Revenues	$ 31,528	$ 25,298	$ 116,555	$ 91,527

Operating Expenses
Real estate taxes	$ 2,216	$ 1,424	$ 8,204	$ 5,459
Property operating expenses	969	815	3,610	2,484
Land lease payments	163	163	653	653
General and administrative	2,284	1,908	9,949	8,015
Depreciation and amortization	8,796	6,506	31,752	23,407
Total Operating Expenses	$ 14,428	$ 10,816	$ 54,168	$ 40,018

Income from Operations	$ 17,100	$ 14,482	$ 62,387	$ 51,509

Other (Expense) Income
Interest expense, net	$ (4,924)	$ (4,107)	$ (18,137)	$ (15,343)
Gain on sale of assets, net	4,148	2,831	14,193	9,964
Loss on debt extinguishment	-	(300)	-	(333)
Other income	347	-	347	-

Net Income	$ 16,671	$ 12,906	$ 58,790	$ 45,797

Less Net Income Attributable to Non-Controlling Interest	177	173	678	679

Net Income Attributable to Agree Realty Corporation	$ 16,494	$ 12,733	$ 58,112	$ 45,118

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$ 0.55	$ 0.50	$ 2.09	$ 1.97
Diluted	$ 0.55	$ 0.50	$ 2.08	$ 1.97

Other Comprehensive Income
Net Income	$ 16,671	$ 12,906	$ 58,790	$ 45,797
Other Comprehensive Income (Loss) - Gain (Loss) on Interest Rate Swaps	1,402	5,853	1,935	2,618
Total Comprehensive Income	18,073	18,759	60,725	48,415
Comprehensive Income Attributable to Non-Controlling Interest	(209)	(251)	(702)	(703)
Comprehensive Income Attributable to Agree Realty Corporation	$ 17,864	$ 18,508	$ 60,023	$ 47,712

Weighted Average Number of Common Shares Outstanding - Basic	29,537,603	25,375,922	27,625,102	22,868,736
Weighted Average Number of Common Shares Outstanding - Diluted	29,616,353	25,473,270	27,700,347	22,959,799

Agree Realty Corporation
Reconciliation of Net Income to FFO and Adjusted FFO
($ in thousands, except share and per-share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016

Net Income	$ 16,671	$ 12,906	$ 58,790	$ 45,797
Depreciation of real estate assets	5,221	4,296	19,507	15,200
Amortization of leasing costs	43	40	163	125
Amortization of lease intangibles	3,534	2,150	12,004	8,010
(Gain) loss on sale of assets, net	(4,148)	(2,831)	(14,193)	(9,964)
Funds from Operations	$ 21,321	$ 16,561	$ 76,271	$ 59,168
Straight-line accrued rent	(1,003)	(1,420)	(3,548)	(3,582)
Deferred revenue recognition	-	-	-	(541)
Deferred tax expense (benefit)	(230)	-	(230)	-
Stock based compensation expense	691	577	2,589	2,441
Amortization of financing costs	148	155	574	516
Non-real estate depreciation	(2)	19	78	72
Debt extinguishment costs	-	300	-	333
Adjusted Funds from Operations	$ 20,925	$ 16,192	$ 75,734	$ 58,407

Funds from Operations per common share - Basic	$ 0.71	$ 0.64	$ 2.73	$ 2.55
Funds from Operations per common share - Diluted	$ 0.71	$ 0.64	$ 2.72	$ 2.54

Adjusted Funds from Operations per common share - Basic	$ 0.70	$ 0.63	$ 2.71	$ 2.52
Adjusted Funds from Operations per common share - Diluted	$ 0.70	$ 0.63	$ 2.70	$ 2.51

Weighted Average Number of Common Shares and Units Outstanding - Basic	29,885,222	25,723,541	27,972,721	23,216,355
Weighted Average Number of Common Shares and Units Outstanding - Diluted	29,963,973	25,820,889	28,047,966	23,307,418

Supplemental Information:
Scheduled principal repayments	$ 808	$ 758	$ 3,151	$ 2,954
Capitalized interest	273	183	570	210
Capitalized building improvements	1,154	136	1,230	541

Non-GAAP Financial Measures

Funds from Operations ("FFO")
The Company considers the non-GAAP measures of FFO and FFO per share/unit to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by NAREIT in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization and impairment writedowns, and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.

The Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization and impairments, which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.

FFO does not represent cash generated from operating activities as determined by GAAP and should not be considered an alternative to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO is not a measurement of the Company's liquidity, nor is FFO indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.

Adjusted Funds from Operations
The Company presents adjusted FFO (including adjusted FFO per share/unit), which adjusts for certain additional items including straight-line accrued rent, deferred revenue recognition, stock based compensation expense, non-real estate depreciation and debt extinguishment costs and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, the Company's calculation of adjusted FFO may be different from similar adjusted measures calculated by other REITs.

Agree Realty Corporation
Reconciliation of Net Debt to Recurring EBITDA
($ in thousands, except share and per-share data)
(Unaudited)

Three months ended December 31,
2017

Net Income	$ 16,671
Interest expense, net	4,924
Depreciation of real estate assets	5,221
Amortization of leasing costs	43
Amortization of lease intangibles	3,534
Deferred tax expense (benefit)	(230)
Non-real estate depreciation	(2)
EBITDA	$ 30,161

Run-Rate Impact of Investment and Disposition Activity	$ 1,203
(Gain) loss on sale of assets, net	(4,148)
Other income	(347)
Recurring EBITDA	$ 26,869

Annualized Recurring EBITDA	$ 107,476

Total Debt	$ 522,399
Cash, cash equivalents and cash held in escrows	(58,782)
Net Debt	$ 463,617

Net Debt to Recurring EBITDA	4.3x

Non-GAAP Financial Measures

Recurring EBITDA
The Company considers the non-GAAP measure of recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our recurring EBITDA may not be comparable to recurring EBITDA reported by other companies that have a different interpretation of the definition of recurring EBITDA. Our ratio of net debt to recurring EBITDA, which is used by the Company as a measure of leverage, is calculated by taking recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Any differences are a result of rounding.

CONTACT: Clay Thelen, Chief Financial Officer, Agree Realty Corporation, (248) 737-4190